Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160748

STEADFAST INCOME REIT, INC.
SUPPLEMENT NO. 4 DATED MAY 17, 2013
TO THE PROSPECTUS DATED APRIL 15, 2013

This document supplements, and should be read in conjunction with, our prospectus dated April 15, 2013, as supplemented by Supplement No. 1 dated April 15, 2013, Supplement No. 2 dated May 1, 2013, and Supplement No. 3 dated May 6, 2013, relating to our offering of up to $1,650,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 4 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 4 is to disclose:

•	the status of our public offering; and

•	an amendment to the advisory agreement with Steadfast Income Advisor, LLC, our advisor.
Status of Our Public Offering
We commenced our initial public offering of up to $1,650,000,000 in shares of our common stock on July 19, 2010. As of May 10, 2013, we had received and accepted investors’ subscriptions for and issued 30,737,098 shares of our common stock in our public offering, resulting in gross offering proceeds of approximately $308,986,854. As of May 10, 2013, we had raised approximately $314,612,809 in gross offering proceeds in both our private and public offerings.
As of May 10, 2013, approximately 116,741,314 shares of our common stock remained available for sale to the public under our initial public offering, excluding shares available under our distribution reinvestment plan. We will sell shares of our common stock in our initial public offering until the earlier of the date the SEC declares effective the registration statement relating to our follow-on offering or January 3, 2014.
Amendment of the Advisory Agreement
On May 14, 2013, we entered into Amendment No. 4 to the Amended and Restated Advisory Agreement with our advisor. The amendment revised the period during which we may defer certain fees payable to our advisor to the extent distributions to our stockholders exceed adjusted funds from operations during a calendar quarter, subject to certain limitations. Pursuant to this amendment, the deferral period (as defined in the advisory agreement) ends on the date the registration statement for our follow-on offering is declared effective by the SEC.